As filed with the Securities and Exchange Commission on December 8, 2015

Registration No. 333- 151162

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARKWEST ENERGY PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	27-0005456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1515 Arapahoe Street
Tower 1, Suite 1600
Denver, Colorado 80202
(303) 925-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MarkWest Hydrocarbon, Inc.

2006 Stock Incentive Plan

(Full title of the plan)

Nancy K. Buese

1515 Arapahoe Street

Tower 1, Suite 1600

Denver, Colorado 80202

(303) 925-9200

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman

Alan Beck

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-151162 (the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (the “Commission”) on May 23, 2008, pertaining to the registration of 29,928 common units representing limited partner interests in MarkWest Energy Partners, L.P. (the “Registrant” or the “Partnership”) in connection with the MarkWest Hydrocarbon, Inc. 2006 Stock Incentive Plan is filed by the Registrant, and deregisters all unsold securities registered for issuance under the Registration Statement.

On July 11, 2015, the Partnership entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MPLX LP (“MPLX”), MPLX GP LLC, the general partner of MPLX (“MPLX GP”), Sapphire Holdco LLC, a wholly owned subsidiary of MPLX (“Merger Sub”), and, for certain limited purposes set forth in the Merger Agreement, Marathon Petroleum Corporation, the parent of MPLX GP. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a wholly owned subsidiary of MPLX. After the Merger, the Partnership’s common units will cease to be publicly traded.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-151162, pursuant to Rule 478 under the Securities Act of 1933 (the “Securities Act”) and hereby terminates the effectiveness of the Registration Statement and deregisters any securities that had been reserved for issuance under the plans covered by the Registration Statement and registered under the Registration Statement that remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 8th day of December, 2015.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

By:	MARKWEST ENERGY GP, L.L.C.,
its General Partner

By:	/s/ NANCY K. BUESE
Name:	Nancy K. Buese
Title:	Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.

1